Exhibit 99.2

COMPENSATION COMMITTEE CHARTER OF

INDONESIA ENERGY CORPORATION LIMITED

Adopted: June 21, 2019

The responsibilities and powers of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Indonesia Energy Corporation Limited (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The purpose of the Committee shall be to assist the Board in determining the compensation of the Chief Executive Officer, the Chairman of the Board, the President, the Chief Investment Officer, the Chief Operating Officer, the Chief Financial Officer and other executive officers of the Company (collectively, the “Executives”) and make recommendations to the Board with respect to the compensation of the non-Executive officers of the Company and the independent directors.

II.	COMMITTEE MEMBERSHIP

The Committee shall consist of at least three members of the Board. Each member shall meet the independence and experience requirements and standards established from time to time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time. In addition, each member must qualify as a “Non-Employee Director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and satisfy the requirements of Section 162(m) of the Internal Revenue Code for “outside directors,” and any other regulatory requirements.

The Board shall elect the members of the Committee at the first Board meeting practicable and may make changes from time to time pursuant to the provisions below. The members of the Committee shall serve until their successors are appointed and qualify. Unless a chairman of the Committee (the “Chairman”) is elected by the Board or by a majority of the members of the Committee, no chairman of the Committee shall be designated. If appointed by the Board or the members of the Committee, the Chairman shall be a member of the Committee and, if present, shall preside at each meeting of the Committee. The Chairman shall perform such duties as may from time to time be assigned to the Chairman by the Committee or the Board.

A Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified. The Board shall have the power at any time to fill vacancies in the Committee, subject to such new member(s) satisfying the above requirements.

III.	MEETINGS AND COMMITTEE ACTION

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than annually. Meetings of the Committee shall be called by a majority of the members of the Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Committee members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the Board.

A majority of the members of the Committee may establish, consistent with the requirements of this Charter, such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, a majority of the members of the Committee shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee or minutes of a meeting of the Committee executed by the secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. No executive officer of the Company may be present during voting or deliberations of the Committee with respect to his compensation.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

(a)           At least annually review the Company’s corporate goals and objectives relevant to the Executives’ compensation; evaluate the Executives’ performance in light of such goals and objectives; and, either as a Committee or, together with the other independent directors (as directed by the Board), determine and approve the Executives’ compensation level based on this evaluation (and the applicable Executive may not be present during voting or deliberations on his or her compensation). In determining the long-term incentive component of the Executives’ compensation, the Committee will consider the Company’s performance, the value of similar incentive awards to the Executives at comparable companies, the awards given to the Executives in past years and any relevant legal requirements and associated guidance of the applicable law.

(b)           At least annually review and make recommendations to the Board with respect to director compensation to assist the Board in making the final determination as to director compensation.

(c)           Attempt to ensure that the Company’s compensation program is effective in attracting and retaining key employees, reinforce business strategies and objectives for enhanced shareholder value, and administer the compensation program in a fair and equitable manner consistent with established policies and guidelines.

(d)          Administer the Company’s incentive-compensation plans and equity-based plans, insofar as provided therein.

(e)           Make recommendations to the Board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans.

(f)            Approve any share option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the Committee or Board.

(g)           Approve the policy for authorizing claims for expenses from the Executives.

(h)          Approve all special perquisites, special cash payments or other special compensation and benefit arrangements for the Executives and other employees.

(i)            Retain or obtain the advice of a compensation consultant, legal counsel or other adviser, in the sole discretion of the Committee. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee. The Company shall provide for appropriate funding, as determined by the compensation committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee. The Committee shall have sole authority to approve related fees and retention terms.

(j)             Review and approve the compensation disclosure and analysis prepared by the Company’s management, as required to be included in the Company’s proxy statement or annual report, or equivalent, filed with the SEC.

(k)            Review and assess the adequacy of this charter annually.

V.	DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VI.	EVALUATION OF THE COMMITTEE

The Committee shall, no less frequently than annually, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner. The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VII.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company. The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration the following:

(a)           The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(b)           The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(c)           The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest:

(d)          Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

(e)           Any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(f)           Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

The Committee shall conduct the independence assessment with respect to any compensation consultant, legal counsel or other adviser that provides advice to the Committee, other than: (i) in-house legal counsel; and (ii) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice.

Nothing herein requires a compensation consultant, legal counsel or other compensation adviser to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other compensation adviser. The Committee may select or receive advice from any compensation consultant, legal counsel or other compensation adviser it prefers, including ones that are not independent, after considering the six independence factors outlined above.

Nothing herein shall be construed: (1) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; or (2) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

VIII.	AMENDMENTS

Any amendment or other modification of this Charter shall be made and approved by the full Board.

IX.	DISCLOSURE OF CHARTER

If required by the rules of the SEC or the exchange on which the Company’s securities are traded or listed, this Charter, as amended from time to time, shall be made available to the public on the Company’s website.

* * *

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

Page 4 of 4